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The Board of Directors
DUKE-WEEKS REALTY CORPORATION:


We consent to the use of our report dated January 25, 2000 on the consolidated financial statements of Duke-Weeks Realty Corporation and subsidiaries and the related financial statement schedule as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, which report appears in the annual report on Form 10-K of Duke-Weeks Realty Corporation for the year ended December 31, 1999, incorporated herein by reference. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/  KPMG LLP

KPMG LLP
Indianapolis, Indiana
November 27, 2000